Exhibit 10.1

September 8, 2020

David Kalergis

220 Montvue Drive

Charlottesville, VA 22901

Dear David:

This letter agreement and general release (this "Agreement") sets forth the terms of your separation from employment with Diffusion Pharmaceuticals Inc. (the "Company"), effective September 8, 2020 (the “Separation Date”). References in this Agreement to “you” and “your” refer to David G. Kalergis.

1.           Separation from Employment. Your employment as the Company’s Chief Executive Officer, as well as your employment and all other positions you held with the Company or any of its affiliates (including, without limitation, as a director, employee, officer or manager) terminated on the Separation Date except that you will remain on the Company’s Board of Directors (the “Board”) in your current role as Chairman in accordance with the Company’s governing documents, and will receive compensation for such service on the Board at the level of compensation approved by the Board from time to time for a non-employee director, but with a to-be-determined incremental fee for service as Chairman of the Board while you serve in such position. All benefits and perquisites of employment are ceased as of the Separation Date, except that you will receive, to the extent not already paid to you, the Accrued Benefits (as defined in your employment agreement with the Company, dated as of September 6, 2016 (as amended and/or restated from time to time, the “Employment Agreement”)). All payments due to you from the Company or any of its affiliates from and after the date of this Agreement will be determined under the applicable provisions of this Agreement. You and the Company agree that you are not entitled to any further compensation or benefits from the Company or any of its affiliates other than the Accrued Benefits and, if applicable, the Separation Benefits (as defined below).

2.           Separation Benefits. Subject to your execution and non-revocation of this Agreement and your compliance with the terms of this Agreement and the terms of the Employment Agreement that survive the Separation Date (as described below in Section 5.1), the Company will pay or provide you with the following payments and benefits (collectively, such payments and benefits, the “Separation Benefits”):

2.1. Your annual bonus for the 2020 calendar year, if any, based on actual performance, but multiplied by a fraction (A) the numerator of which is 252 and (B) the denominator of which is 366, to be paid in cash at the same time as actively employed officers of the Company (and in all events by March 15, 2021);

2.2. An amount equal to $410,000, which shall be paid in substantially equal installments of approximately $17,083.33 in accordance with the Company’s normal payroll policies, with the first such payment to be made on the first payroll date after the Effective Date (as defined below) and to include a catch-up covering any payroll dates between the Separation Date and the date of the first payment;

2.3. If you and your eligible dependents are eligible for, and timely elect, continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse you for the COBRA premiums for you and your eligible dependents under the Company’s medical, dental and vision benefit plans for a period of 12 months immediately following the Separation Date (the “COBRA Benefit”); provided, however, that notwithstanding the foregoing, the COBRA Benefit shall not be provided to the extent that it would result in any fine, penalty or tax on the Company or any of its affiliates (under Section 105(h) of the Internal Revenue Code of 1986, as amended, or the Patient Protection and Affordable Care Act of 2010, or otherwise); provided further, that the COBRA Benefit shall cease earlier if you (or your dependents) become eligible for health coverage under the health plan of another employer; and

2.4. All of the options to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) granted to you by the Company under the Diffusion Pharmaceuticals Inc. 2015 Equity Incentive Plan or any of the Company’s other equity compensation plans, in any case, that are outstanding and unexercised as of the Separation Date (collectively, the “Options”) shall become fully vested and exercisable as of the Separation Date (if not already then vested and exercisable), and all of the Options shall remain exercisable in accordance with their respective terms until the expiration date stated in the applicable Option agreement and the Plan (generally, the tenth anniversary of the grant date of the applicable Option).

3.          Complete General Release of Claims. In consideration of the Severance Benefits, and other good and valuable consideration to which you would not otherwise be entitled, you (on behalf of yourself, and your heirs, executors, and assigns) hereby irrevocably release and discharge the Company and its past, present and future subsidiaries, divisions, affiliates and parents; each of their respective current and former officers, directors, shareholders, employees, attorneys, agents, benefit plans, and/or owners, in their individual and official capacities; and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the "Released Parties") from any and all claims and/or causes of action, known or unknown, contingent or noncontingent, accrued or unaccrued, which you may have or could claim to have against any of the Released Parties up to and including the date you sign this Agreement. The general release in this paragraph includes, but is not limited to, (i) all claims arising from or during your employment or service, or as a result of the termination of your employment or service, in any case, with any of the Released Parties, (ii) all claims arising under the Employment Agreement, (iii) all claims arising under any Plan or any of the Options, (iv) all claims arising under federal, state or local laws prohibiting employment discrimination based upon race, age, sex, religion, disability, color, national origin or any other protected characteristic, including without limitation under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Virginia Human Rights Act, and the Virginians with Disabilities Act, each as amended, (v) all claims arising under the Virginia whistleblower statute (Va. Code Ann § 40.1-27.3), the Virginia wage payment law (Va.  Code Ann § 40.1-29 et seq.), the Delaware Discrimination in Employment Act, the Delaware Persons With Disabilities Employment Protections Act, the Delaware Whistleblowers’ Protection Act, the Delaware jury duty leave law (Del. Code Ann. tit. 10, § 4515), the Delaware polygraph testing statute (Del. Code Ann. tit. 19, § 704), the Delaware telephone, electronic mail, and Internet monitoring statute (Del. Code Ann. tit. 19, § 705), the Delaware social media statute (Del. Code Ann. tit. 19, § 709A), the Delaware compensation history statute (Del. Code Ann. tit. 19, § 709B) and (vi) all claims arising under any federal, state, or local statute, rule, regulation or ordinance (including without limitation under the Virginia genetic testing and nondiscrimination law (Va. Code Ann§ 40.1-28.7:1), the Virginia HIV/AIDS confidentiality law (Va. Code Ann§ 32.1-36.1), the Virginia equal pay law (Va. Code Ann§ 40.1-28.6), and the Virginia statute on release of an employee's personal identifying information (Va. Code Ann § 40.1-28.7:4)) or under the common law of any jurisdiction. It is the intention of you and the Company that the language relating to the description of released claims in this Agreement shall be given the broadest possible interpretation permitted by law. It is understood that nothing in this Agreement is to be construed as an admission on behalf of any of the Released Parties of any wrongdoing (with any such wrongdoing being expressly denied). Notwithstanding the foregoing, the above release shall not apply to, and you are not releasing, any claims (1) in respect of any of your rights under this Agreement (including, without limitation, to the Separation Benefits); (2) relating to your right to receive workers’ compensation benefits; (3) relating to your right to continue your group health benefits in accordance with COBRA; (4) relating to any express right you have to indemnification for acts performed or omissions while an officer, employee, director or manager of the Company or any of its subsidiaries, as provided under the organizational documents of the Company or such subsidiary, under any applicable insurance policy or otherwise; and (5) that cannot be waived as a matter of law.

4.           Covenant Not to Sue. You agree and covenant not to institute or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising or asserting any claim(s) barred or released by this Agreement. You understand that nothing in this Agreement precludes you from filing a charge with, cooperating with, communicating with, or providing information to, the U.S. Equal Employment Opportunity Commission, U.S. Securities and Exchange Commission, or other government agency, or in connection with any proceedings by any such agency. You agree, however, that you will not seek or accept any relief obtained on your behalf by any government agency, private party, class, or otherwise with respect to any claims released in this Agreement, provided that this Agreement does not limit your right to receive an award for information provided to any government agency.

5.           Continuing Obligations.

5.1. Surviving Provisions of the Employment Agreement. The Employment Agreement terminated effective as of the Separation Date, but you acknowledge and agree that you remain bound by, and will abide by, Article 1, Article 5, Section 2.1, and Sections 4.3 through 4.17 of the Employment Agreement in accordance with their terms, each of which remain in effect notwithstanding the termination of the Employment Agreement.

5.2. Return of Property. You represent that you have returned (and have not retained) in good working condition any and all property, equipment, documents, and other information, confidential or otherwise, of the Company or any of its affiliates that was in your possession, custody, or control, except as necessary in connection with the performance of services as a member of the Board (provided that such materials shall be returned to the Company in good working condition promptly after your service on the Board ends).

5.3. Material Non-Public Information. You acknowledge that the Company is a reporting company under the Securities Exchange Act of 1934, as amended, and its equity securities are currently traded on the NASDAQ Capital Market. You hereby acknowledge and agree that you shall not (i) trade in the securities of the Company while in possession of material, non-public information regarding the Company or (ii) communicate any such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.           Review and Revocation. You hereby acknowledge and agree that:

6.1.     This is an important legal document and you have been and are hereby advised to consult with an attorney before signing it and have had an opportunity to do so;

6.2.     You have been given a period of at least twenty-one (21) days to consider whether to sign this Agreement;

6.3.     Changes made to this Agreement, whether material or nonmaterial, do not restart the aforementioned twenty-one (21) day period;

6.4.     You may revoke this Agreement at any time within seven (7) days after the date on which you sign it by providing written notice to the Company (in accordance with the procedures set forth in the Employment Agreement), and this Agreement shall not be effective or enforceable until after the revocation period has expired without revocation (the date on which this Agreement becomes effective is referred to in this Agreement as the “Effective Date”); and

6.5     You have carefully read this Agreement, understand all the terms of this Agreement, and enter into this Agreement freely, knowingly, and voluntarily.

7.          Miscellaneous. You and the Company acknowledge and agree that this Agreement will be governed by the substantive laws of the Commonwealth of Virginia, irrespective of conflicts of law principles, and you and the Company hereby agree that all disputes arising under or relating to this Agreement, your employment or other service with the Company or any of its affiliates or the termination thereof, in each case, shall be resolved in accordance with Sections 5.2 and 5.3 of the Employment Agreement (including, without limitation, the WAIVER OF JURY TRIAL provision set forth therein). This Agreement represents the total and complete understanding between you and the Company with respect to the subject matter hereof and supersedes all other prior or contemporaneous written or oral agreements or representations, if any, relating to such subjects. This Agreement may be modified only by a writing signed by both you and the Company. No waiver by you or the Company of any breach by the other party is to be deemed a waiver of any other provision at any time. The Company, but not you, may assign its rights and obligations under this Agreement, and such rights and obligations inure to the benefit of, and are binding upon, the Company ' s successors and assigns . You and the Company intend that the terms of this Agreement be considered severable, such that if any provision of this Agreement is adjudged to be invalid for whatever reason, such invalidity will not affect any other provision of this Agreement, and such other provisions will remain in full force and effect. The principle of construction that all ambiguities are to be construed against the drafter will not be employed in the interpretation of this Agreement. Rather, it is agreed that this Agreement should not be construed for or against any party. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in "portable document format," each of which shall be an original and which taken together shall constitute one and the same document.

[signature page follows]

Please sign the enclosed copy of this Agreement in the space provided and return it to me. By signing this Agreement, you acknowledge that you have carefully reviewed this Agreement, that you have had an opportunity to consult with counsel of your choice, that you have entered into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein, that you have been afforded an adequate time to review carefully the terms of this Agreement, and that this Agreement will not be deemed void or avoidable by claims of duress, deception, mistake of fact or otherwise.

Sincerely,

/s/ William Hornung
William Hornung, Chief Financial Officer

I have reviewed the Agreement as set forth above and, intending to be legally bound by my signature below, knowingly and voluntarily accept all of its terms and conditions.

/s/ David G. Kalergis	9/8/2020
David G. Kalergis	Date